Exhibit 99

Press Release dated January 21, 2021

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. January 21, 2021

United Bancorp, Inc. Reports Record Earnings for Both the Fourth Quarter and Year Ending December 31, 2020

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $1.39 and net income of $7,953,000 for the twelve months ended December 31, 2020, as compared to its previous record levels of $1.19 and $6,810,000, respectively, for the corresponding twelve-month period in 2019. The Company’s diluted earnings per share for the three months ended December 31, 2020 was $0.46, as compared to $0.31 for the same period in the previous year, an increase of 48.4%. Even though the Company achieved record earnings in 2020, overall earnings were negatively affected by a higher provision for loan losses and other expenses or revenue losses that it realized due to the impact of the COVID-19 pandemic that ravaged our national economy and country this past year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “In light of the events that have had a significant impact on our Company and economy as a whole this past year, we are extremely pleased to report on our record earnings performance for both the most recently ended quarter and the twelve months ended December 31, 2020. For the fourth quarter of 2020, our Company achieved net income of $2,640,000 and diluted earnings per share of $0.46, which was a respective increase for each of $872,000 and $0.15, or 48.4%, over the previous year. For the twelve months ending December 31, 2020, our Company had net income of $7,953,000 and diluted earnings per share of $1.39 versus $6,810,000 and $1.19 respectively for the preceding year, an increase for both of 16.8% — even though we booked an additional $2,429,000 in loan loss provision during the current year, raising the level of our total allowance for loan losses to total loans from 0.51% to 1.15% as of year-end. Contributing to our achievement of a sound level of earnings this past year was the solid growth that our Company experienced in its earning assets. Year-over-year, average loans increased by $25.8 million, or 6.1%, and average securities and other required stock increased by $9.8 million or 6.2%. Even with the FOMC implementing its Zero Interest Rate Policy (ZIRP) early in 2020 due to the COVID-19 pandemic, our solid growth in our earning assets, along with our robust loan fee generation (which increased by $575,000, or 61%, year-over-year), led to an increase of $594,000 in our level of total interest income realized — an improvement of 2.2% over the previous year. As we have formerly disclosed, our Company prudently started to position its balance sheet to be more liability sensitive early in the second quarter of 2019 in response to the FOMC’s change in the direction of monetary policy at that time. This action put us in a more strategic position to fully benefit from the ZIRP implemented almost overnight by the FOMC in the first quarter of 2020 when the potential effects of the COVID-19 pandemic on our country and economy were more fully understood. Being in a very good position from a sensitivity perspective when this sudden and drastic change in monetary policy occurred, our Company saw its total interest expense decrease in 2020 from the previous year by $1,390,000 or 22.7% — a level which helped us lower our overall total interest expense on a year-over-year basis for the first time in several years as we had properly and responsively prepared for the downward trending rate environment in which we presently operate and foresee operating within for an extended period. With our focus on both growing earning assets and aggressively managing our sensitivity, our Company saw a year-over-year increase in its net interest income of $1,984,000 or 9.5%. As of December 31, 2020, our Company’s net interest margin was 3.76%, which is an increase of nine basis points year-over-year and compares very favorably to our peer. Obviously, if rates stay lower for longer as the FOMC has communicated, this could challenge us to maintain our net interest margin at its present level.”

Greenwood continued, “Even though we fully realize that the continuing pandemic situation has the potential to change our qualitative metrics relating to credit, we have successfully maintained overall strength and stability within our loan portfolio throughout the course of this past year and at year-end. As of December 31, 2020, our Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $832,000, or 0.19% of total loans, versus $2,660,000 and 0.60%, respectively, the previous year. Further, net loans charged off, excluding overdrafts, was $378,000, or 0.08% annualized. With our increased provision for loan losses this past year, our total allowance for loan losses more than doubled year-over-year and our total allowance for loan losses to nonaccrual loans was 816.4% at year-end. We remain committed — as we were throughout the entire year of 2020 — to closely working with our valued loan customers to keep their loans current by following payment relief practices fully supported by both regulatory and accounting guidance. We are hopeful that these positive actions will allow our customers who are still being negatively impacted by the pandemic to weather the storm and our Company to maintain its present state of sound credit quality. Over the course of this most recently ended quarter, we were encouraged to see most of our loan customer base that had previously received some level of payment relief in 2020 make either contractual or interest only payments on their loans. We are hopeful that this current trend will continue; but, being realistic, we firmly recognize that our credit quality metrics could deteriorate if our economy does not normalize in the near term.” Greenwood further stated, “Our Company continues to have very sound levels of capital. As previously announced in the second quarter of 2019, we enhanced our capital levels by issuing $20.0 million in subordinated debt at very favorable terms. Even though this capital is only measured at the bank-level, it has provided some very welcome cushion during these very challenging times. Overall, our Company saw shareholders’ equity grow by $8.4 million, or 14.0%, and its book value increase by $1.21, or 11.8%, year-over-year.”

Scott A. Everson, President and CEO stated, “As our Company navigated through an unprecedented and highly uncertain operating environment in 2020, I am extremely proud to report that we responded well to the challenges with which we were confronted and produced record earnings. We are exceptionally grateful for the level of increased earnings that we achieved in the pandemic-challenged economy in which we operated this past year and continue to be both mindful and respectful of the continuing challenges that it will pose for our Company in the current year. Accordingly, we continue to posture our Company for a longer duration downturn due to the negative macroeconomic forces with which we continue to be confronted related to the impacts of the pandemic on both our domestic and world economies. But, with the recent development of a COVID-19 vaccine and our solid credit related metrics and loss coverage related thereto, our Company did not contribute an additional provision to our relatively robust loan loss reserve this past quarter. Giving consideration to our exceptionally strong coverage ratio at year-end, we may be able to continue this course in the coming year if our credit metrics remain solid and the economy continues to improve and get closer to pre-pandemic performance levels.” Everson continued, “We are comforted to know that our Company continues to be well capitalized under regulatory and industry guidelines, which should help us weather any storm that may confront us. In addition, our Company has always had a long-term view, predicated on sound underwriting practices, superior customer service and prudent liquidity and capital management, which has served us well through various operating environments. We are confident that this philosophy will again prove to be sound as we support our customers and work through this present crisis; therefore, protecting our shareholder value.”

Everson concluded, “This past year was extremely trying for our nation and our thoughts and prayers continue to go out to everyone as we all work through the challenges presented to us by this horrible COVID-19 pandemic. Our number one priority continues to be protecting the health and welfare of our team members and customer base, while delivering the highest quality service possible under the circumstances.

During this time of great uncertainty, we are blessed to have both systems and personnel capable of delivering quality service and support to our valued customers. From an operating perspective, our Company was back to full operations and availability for the entire second half of 2020. In addition, I am extremely happy to report that we opened our newest Banking Center in Moundsville, West Virginia during this timeframe. This new location, our Company’s twentieth full-service Banking Center, is our first one located in the State of West Virginia. Although we are open to the public, we are taking extreme precautions in our operations by following the strict and further evolving guidance provided by both governmental and health authorities. We are truly blessed to have an extremely caring and resilient team of employees that helped our Company perform at a record level during arguably the most demanding environment in which any of us have ever worked. It is only through the diligence of our team members that we have been able to execute at a high level and achieve the record level of earnings that we did in 2020. For this, our team is to be commended and, as always, I am exceptionally proud of their willingness to overcome extreme obstacles, their ability to produce stellar results under trying circumstances and, in general, their overall fortitude… our Company is truly blessed to have such a motivated and Unified Team!”

As of December 31, 2020, United Bancorp, Inc. has total assets of $693.4 million and total shareholders’ equity of $68.3 million. Through its single bank charter, Unified Bank, the Company currently has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling, WV (Ohio County). United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

“UBCP”

	For the Three Months Ended
	December 31, 2020	December 31, 2019	% Change	$ Change
Earnings
Interest income on loans	$5,024,010	$5,287,127	-4.98%	$(263,117)
Loan fees	428,939	361,019	18.81%	$67,920
Interest income on securities	1,215,225	1,501,386	-19.06%	$(286,161)

Total interest income	6,668,174	7,149,532	-6.73%	$(481,358)
Total interest expense	673,920	1,720,946	-60.84%	$(1,047,026)

Net interest income	5,994,254	5,428,586	10.42%	$565,668
Provision for loan losses	33,000	578,000	-94.29%	$(545,000)
Net interest income after provision for loan losses	5,961,254	4,850,586	22.90%	$1,110,668
Service charges on deposit accounts	605,161	705,799	-14.26%	$(100,638)
Net realized gains on sale of loans	86,965	16,285	434.02%	$70,680
Other noninterest income	683,782	271,590	151.77%	$412,192
Total noninterest income	1,375,908	993,674	38.47%	$382,234
Total noninterest expense	4,410,309	3,986,369	10.63%	$423,940

Income before income taxes	2,926,853	1,857,891	57.54%	$1,068,962

Income taxexpense	286,461	89,482	220.13%	$196,979

Net income	$2,640,392	$1,768,409	49.31%	$871,983
Per share
Earnings per common share—Basic	$0.46	$0.31	48.39%	$0.15
Earnings per common share—Diluted	0.46	0.31	48.39%	$0.15
Cash Dividends paid	0.1425	0.14	1.79%	$0.00
Shares Outstanding
Average—Basic	5,458,365	5,550,469	—
Average—Diluted	5,458,365	5,550,469	—

	For the Year Ended December 31,		%	$
	2020	2019	Change	Change
Earnings				$—
Interest income on loans	$20,581,592	$20,847,902	-1.28%	$(266,310)
Loan fees	1,516,804	942,181	60.99%	$574,623
Interest income on securities	5,529,290	5,243,676	5.45%	$285,614

Total interest income	27,627,686	27,033,759	2.20%	$593,927
Total interest expense	4,733,501	6,123,077	-22.69%	$(1,389,576)

Net interest income	22,894,185	20,910,682	9.49%	$1,983,503
Provision for loan losses	3,337,000	908,000	267.51%	$2,429,000
Net interest income after provision for loan losses	19,557,185	20,002,682	-2.23%	$(445,497)
Service charges on deposit accounts	2,580,044	2,843,646	-9.27%	$(263,602)
Gains on sale of available-for-sale securities	2,593,613	—	N/A	$2,593,613
Net realized gains on sale of loans	179,980	54,226	231.91%	$125,754
Other noninterest income	1,561,945	990,444	57.70%	$571,501
Total noninterest income	6,915,582	3,888,316	77.86%	$3,027,266
Total noninterest expense	17,890,434	16,482,370	8.54%	$1,408,064

Income before income taxes	8,582,333	7,408,628	15.84%	$1,173,705

Income taxexpense	628,850	599,038	4.98%	$29,812

Net income	$7,953,483	$6,809,590	16.80%	$1,143,893
Per share
Earnings per common share—Basic	$1.39	$1.19	16.81%	$0.200
Earnings per common share—Diluted	1.39	1.19	16.81%	$0.200
Cash Dividends paid	0.570	0.545	4.59%	$0.025
Book value (end of period)	11.45	10.24	11.82%	$1.210
Shares Outstanding
Average—Basic	5,468,658	5,525,965	—
Average—Diluted	5,468,658	5,525,965	—
Common stock, shares issued	6,046,351	5,959,351	—
Shares held as Treasury Stock	79,593	42,400	—
At year end
Total assets	$693,401,559	$685,705,764	1.12%	$7,695,795
Total assets (average)	689,288,000	648,930,000	6.22%	$40,358,000
Cash and due from Federal Reserve Bank	51,591,508	14,984,518	244.30%	$36,606,990
Average cash and due from Federal Reserve Bank	25,522,000	5,405,000	372.19%	$20,117,000
Securities and other restricted stock	162,243,989	192,797,436	-15.85%	$(30,553,447)
Average Securities and other restricted stock	167,420,000	157,659,000	6.19%	$9,761,000
Other real estate and repossessions (“OREO”)	720,850	818,450	-11.92%	$(97,600)
Gross loans	443,490,525	441,548,353	0.44%	$1,942,172
Average loans	446,256,000	420,487,000	6.13%	$25,769,000
Allowance for loan losses	5,112,796	2,231,118	129.16%	$2,881,678
Net loans	438,377,729	439,317,235	-0.21%	$(939,506)
Net loans charged off	378,297	601,007	-37.06%	$(222,710)
Net overdrafts charged off	77,024	118,763	-35.14%	$(41,739)
Total net charge offs	455,321	719,770	-36.74%	$(264,449)
Non-accrual loans	626,240	1,452,050	-56.87%	$(825,810)
Loans past due 30+ days (excludes non accrual loans)	205,922	1,208,227	-82.96%	$(1,002,305)
Average total deposits	572,384,000	541,176,000	5.77%	$31,208,000
Total Deposits	579,534,113	548,068,392	5.74%	$31,465,721
Non interest bearing deposits	122,736,625	101,334,810	21.12%	$21,401,815
Interest bearing demand	253,550,084	233,044,782	8.80%	$20,505,302
Savings	122,548,757	108,218,061	13.24%	$14,330,696
Time	80,698,647	105,470,739	-23.49%	$(24,772,092)
Repurchase Agreements	12,705,419	6,915,603	83.72%	$5,789,816
Advances from the Federal Home Loan Bank	—	39,800,000	N/A	$(39,800,000)
Overnight advances	—	39,800,000	N/A	$(39,800,000)
Shareholders’ equity	68,327,896	59,921,955	14.03%	$8,405,941
Shareholders’ equity (average)	69,455,000	60,368,000	15.05%	$9,087,000
Stock data
Market value—last close (end of period)	$13.18	$14.30	-7.83%
Dividend payout ratio	41.01%	45.80%	-10.46%
Price earnings ratio	9.48x	12.02x	-21.09%
Market Price to Book Value	115%	140%	-27.00%
Annualized yield based on year end close	4.32%	3.92%	-0.63%
Key performance ratios
Return on average assets (ROA)	1.15%	1.05%	0.10%
Return on average equity (ROE)	11.45%	11.28%	0.17%
Net interest margin (Federal taxequivalent)	3.76%	3.67%	0.09%
Interest expense to average assets	0.69%	0.94%	-0.25%
Total allowance for loan losses to nonperforming loans	816.43%	153.65%	662.78%
Total allowance for loan losses to total loans	1.15%	0.51%	0.64%
Nonaccrual loans to total loans	0.14%	0.33%	-0.19%
Non accrual loans and OREO to total assets	0.19%	0.33%	-0.14%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.08%	0.14%	-0.05%
Equity to assets at period end	9.85%	8.74%	1.27%